Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP’S LIQUID YIELD OPTIONTM NOTES DUE 2021 CONVERTIBLE
INTO COMMON STOCK

Burlington, NC, October 2, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that its $744 million in zero coupon subordinated Liquid Yield Option™ Notes (LYONs) due 2021 may be converted into Common Stock of LabCorp at the conversion rate of 13.4108 per $1,000 principal amount at maturity of the LYONs, subject to the terms of the LYONs and the Indenture, dated as of September 11, 2001 between LabCorp and The Bank of New York, as trustee (Trustee) and conversion agent.

In order to exercise the option to convert all or a portion of the LYONs, Holders must validly surrender their LYONs at any time during the calendar quarter beginning October 1, 2006, through the close of business on the last business day of the calendar quarter, which is 5:00p.m., New York City time, on Friday, December 29, 2006. The Trustee has informed LabCorp that, as of this date, all custodians and beneficial holders of the LYONs hold the LYONs through Depository Trust Company (DTC) accounts and that there are no certificated LYONs in non-global form. Accordingly, all LYONs surrendered for conversion must be delivered through the transmittal procedures of DTC.

On September 19, 2006, LabCorp announced that for the period of September 12, 2006 to March 11, 2007, the LYONs will, subject to the terms of the LYONs, accrue contingent cash interest at a rate of no less than 0.125% of the average market price of a LYON for the five trading days ended September 7, 2006, in addition to the continued accrual of the original issue discount.

On September 22, 2006, LabCorp announced that it had commenced an exchange offer relating to the LYONs, upon the terms and subject to the conditions set forth in the prospectus relating to the exchange offer.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings.